Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces Third Quarter 2013 Financial Results

Declares a Dividend of $0.34 Per Share

BOSTON – Nov. 4, 2013 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”), a direct lender to middle market companies, today announced financial results for its fiscal third quarter ended Sept. 30, 2013. Additionally, THL Credit announced that its Board of Directors has declared a fourth fiscal quarter 2013 dividend of $0.34 per share payable on Dec. 31, 2013, to stockholders of record as of Dec. 16, 2013.

HIGHLIGHTS

($ in millions, except per share amounts)
Portfolio results	As of September 30, 2013
Total assets	$598.2
Investment portfolio, at fair value	$571.7
Net assets	$453.8
Net asset value per share	$13.38
Weighted average yield on investments	12.1%

	Quarter ended September 30, 2013	Quarter ended September 30, 2012
Portfolio activity
Total portfolio investments made, at par	$100.2	$66.8
Number of new portfolio investments	5	5
Number of portfolio investments at end of period	49	33
Operating results
Total investment income	$19.1	$14.2
Net investment income	$11.6	$8.5
Net increase in net assets from operations	$7.8	$6.2
Net investment income per share	$0.34	$0.41
Dividends declared per share	$0.42	$0.32

“We are pleased with another quarter of portfolio growth with $100 million of capital deployed by the Company this quarter. THL Credit, including its Greenway funds, has now deployed over $1 billion across 60 companies since 2009,” said James K. Hunt, chief executive officer of THL Credit. “We continue to seek out the most attractive investments with the appropriate risk-adjusted return profiles for our shareholders and have seen such opportunities in first or second lien investments in recent quarters. We remain poised for continued growth from an active pipeline driven by our national origination platform. This growth will be funded with the recently announced upsizing of our credit facilities by $85 million in commitments to $325 million and increased commitments to Greenway II. This capital, along with several senior additions to the investment team across our five offices, enhances our resources to take advantage of investment opportunities generated by our proprietary origination efforts.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the third quarter, THL Credit closed on $94.8 million in five new investments and $5.4 million in follow-on investments in four existing portfolio companies.

Investments for the quarter included:

•	$21.0 million investment in the second lien term loan of Specialty Brands Holdings, LLC, a company formed to consolidate the controlling interests of Papa Gino’s and D’Angelo restaurants as well as the Smith & Wollensky Restaurant Group, headquartered in Boston, MA;

•	$13.2 million investment in the senior secured term loan of Key Brand Entertainment, Inc., an operator of the largest third-party online ticketing agency for Broadway and a developer, producer and distributor of live theater events in North America, headquartered in New York, NY;

•	$26.7 million investment in the senior secured term loan of NCM Group Holdings, LLC, a provider of demolition and environmental remediation services, headquartered in Brea, CA;

•	$10.0 million investment in the subordinated notes of Dryden Senior Loan Fund, a collateralized loan obligation managed by Prudential Investment Management, Inc. in Newark, NJ;

•	$23.9 million investment in the second lien term loan of Oasis Legal Finance Holding Company LLC, a consumer legal finance company, headquartered in Northbrook, IL; and

•	Follow-on investments of $4.2 million in the subordinated term loan of The Studer Group, L.L.C., a $0.2 million limited partnership equity investment in Gryphon Partners 3.5, L.P., a $0.2 million incremental equity investment in Airborne Tactical Advantage Company, LLC and $0.8 million in the revolving loan of Hart InterCivic, Inc.

The weighted average yield on investments made this quarter was 11.9%. The Company’s first and second lien holdings in the investment portfolio, on an amortized cost basis, have increased from 44 percent as of Dec. 31, 2012 to 59 percent as of Sept. 30, 2013.

Realizations for the quarter included:

•	$13.5 million in proceeds and escrowed funds from the repayment of THL Credit’s debt investment in IMDS Corporation;

•	$10.3 million in proceeds from the prepayment of THL Credit’s debt investment in Pinnacle Operating Corporation, which includes a prepayment premium; and

•	$4.9 million from the sale of a portion of THL Credit’s investment in Holland Intermediate Acquisition Corp. to a co-investor as anticipated at the time of THL Credit’s initial investment.

These transactions bring the total fair value of THL Credit’s investment portfolio to $571.7 million across 49 portfolio investments at the end of the third quarter. As of Sept. 30, 2013, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 12.1 percent. The weighted average yield on the debt investments alone at their current cost basis was 11.8 percent. As of Sept. 30, 2013, THL Credit had two loans on non-accrual status with an amortized cost basis of $21.0 million and fair value of $16.6 million, or 3.7% and 2.9% of the portfolio’s amortized cost and fair value, respectively.

As of Sept. 30, 2013, THL Credit’s investment portfolio at fair value was allocated 32 percent in first lien debt, including unitranche investments, 27 percent in second lien debt, 30 percent in subordinated debt, 10 percent in other income-producing securities and 1 percent in equity securities.

This compares to its portfolio as of Dec. 31, 2012, which had a fair value of $394.3 million across 34 investments allocated 26 percent in first lien debt, including unitranche investments, 18 percent in second lien debt, 47 percent in subordinated debt, 7 percent in other income-producing securities, and 2 percent in equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2012, was 13.9 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2012, was 13.7 percent. There were no loans on non-accrual status as of Dec. 31, 2012.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Sept. 30, 2013 and 2012 was $19.1 million and $14.2 million, respectively, and consisted of $15.9 million and $12.7 million of interest income on debt securities (which included $0.6 million and $1.1 million, respectively, of PIK interest and $0.3 million and $1.2 million, respectively, of prepayment premiums), $0.4 million and $0 of dividend income, $1.8 million and $0.9 million of interest income on other income-producing securities and $1.0 million and $0.6 million of other income, respectively, primarily related to fees from THL Credit’s managed funds, THL Credit Greenway Fund LLC (“Greenway”) and THL Credit Greenway Fund II LLC (“Greenway II”).

The increase in the investment income compared to the same periods in prior years is due to the growth of THL Credit’s investment portfolio as well as fee income from Greenway II.

Expenses

Expenses for the three months ended Sept. 30, 2013 and 2012 were $7.6 million and $5.8 million, respectively. For the three months ended Sept. 30, 2013 and 2012, base management fees were $2.1 million and $1.3 million, incentive fees totaled $2.1 million and $1.7 million, administrator and other expenses for the same periods totaled $1.7 million and $1.5 million and fees and expenses related to THL Credit’s credit facility for the same periods totaled $1.7 million and $1.3 million, respectively. In addition, for the three months ended Sept. 30, 2013, an adjustment was made to the income tax provision of ($0.1) million, related to the Company’s investment in YP Equity Investors, LLC (“Yellow Pages”) through a blocker corporation. As of Sept. 30, 2012, there was no income tax provision.

The increase in base management fees and incentive fee expense is due to growth in the investment portfolio, net investment income and realized gains. The increase in administrator and other expenses is due to growth of administrator costs and professional fees associated with the growth of THL Credit’s portfolio. The increase in expenses and fees related to the credit facility is due to the level of borrowings and the increased commitment size of the revolving and term loan credit facilities.

Net investment income

Net investment income totaled $11.6 million and $8.5 million, or $0.34 and $0.41 per share based upon weighted average common shares outstanding, for the three months ended Sept. 30, 2013 and 2012, respectively.

The increase in net investment income compared to the same period in the prior year is due principally to the growth of THL Credit’s investment portfolio and fees received from Greenway II.

Net change in realized gains and losses on investments, net of income tax provision

For the three months ended Sept. 30, 2013, THL Credit recognized a realized loss of $0.4 million and an offsetting tax benefit of $1.1 million, reflecting a revision to previously recognized estimated realized gains and dividend income as a result of adjusted tax estimates from Yellow Pages. There were no realized gains or losses on investments for the three months ended Sept. 30, 2012.

Net change in unrealized appreciation on investments

For the three months ended Sept. 30, 2013 and 2012, THL Credit’s investment portfolio had net unrealized depreciation of $3.1 million and $1.7 million, respectively. As of Sept. 30, 2013 and Dec. 31, 2012, net unrealized appreciation on investments, excluding provisions for tax, was $0.5 million and $2.6 million, respectively.

The net unrealized depreciation compared to the same period in the prior year was driven by changes in capital market conditions and in the financial performance of certain portfolio companies, including one put on non-accrual status during the quarter.

Provision for taxes on unrealized gain on investments

For the three months ended Sept. 30, 2013, the provision for taxes on unrealized gain on investments was $1.1 million related to the change in valuation of the Company’s equity interests in Yellow Pages and AIM Media. There was no provision for taxes on unrealized gain on investments for the three months ended Sept. 30, 2012.

Realized and unrealized gain (loss) on interest rate derivative

For the three months ended Sept. 30, 2013 and 2012, THL Credit’s interest rate derivative agreement, had unrealized depreciation of $0.2 million and $0.5 million, respectively, which was due to capital markets changes impacting swap rates. For the three months ended Sept. 30, 2013 and 2012, THL Credit also recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $7.8 million and $6.2 million, or $0.23 and $0.30 per share, for the three months ended Sept. 30, 2013 and 2012, respectively.

This increase in net assets from operations is due to the continued growth in net investment income, which is a result of growing the portfolio, fees from Greenway II and changes in the unrealized values of investments and the interest rate derivative.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

As of Sept. 30, 2013, THL Credit had cash of $10.0 million.

THL Credit’s liquidity and capital resources are derived from its revolving credit facility and equity raises and cash flows from operations, including investment sales and repayments, and income earned. The Company’s primary use of funds from operations includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses it incurs. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

At Sept. 30, 2013, THL Credit had $125.9 million in outstanding borrowings, which was comprised of $70.0 million outstanding on the Company’s term loan and $55.9 million outstanding on the Company’s revolving credit facility, with a weighted average interest rate of 4.41 percent. THL Credit borrowed $291.6 million under its revolving credit facility and increased the size of its term loan facility by $20.0 million for the nine months ended Sept. 30, 2013, and repaid $235.7 million on its revolving credit facility with proceeds from the public equity offering, term loan borrowings, investment prepayments and sales and income earned.

For the nine months ended Sept. 30, 2013, THL Credit’s operating activities used cash of $143.5 million primarily in connection with the purchase of investments and its financing activities provided cash of

$182.1 million of net proceeds from the public equity offering and proceeds received from net borrowings and used cash of $33.4 million for the payment of dividends to stockholders and financing costs related to the credit facility.

For the nine months ended Sept. 30, 2012, THL Credit’s operating activities used cash of $84.3 million primarily in connection with the purchase of investments and its financing activities provided cash of $127.0 million from net borrowings and used cash of $22.3 million for the payment of dividends to stockholders and financing costs related to the credit facility.

RECENT DEVELOPMENTS

From Oct. 1, 2013 through Nov. 4, 2013, THL Credit made new investments of $25.8 million in the financial services, food and beverage and media, entertainment and leisure industries. Of the $25.8 million of new investments, 97.5% were in first lien senior secured debt and 2.5% was an investment in funds. All of the new debt investments were floating rate and had a weighted average yield based upon cost at the time of investment of 10.8%.

From Oct. 1, 2013 through Nov. 4, 2013, THL Credit received proceeds of $21.6 million from prepayments, sales or refinancing of investments in energy/utilities, financial services, food and beverage and media, entertainment and leisure industries, including prepayment premiums of $0.2 million. Of the aggregate principal amount of investments paid, sold or refinanced, 4.1% were first lien senior secured debt, 27.2% were second lien debt, 66.0% were subordinated debt and 2.8% were CLO residual interests. Of the debt investments prepaid, based upon par value, 4.2% were floating rate and 95.8% were fixed rate investments and 95.8% had a PIK election and 4.2% did not have a PIK election.

On October 9, 2013, THL Credit closed on an additional $85.0 million of commitments to its credit facilities, which increased the commitments on the revolving credit facility from $170.0 million to $232.0 million and commitments on the term loan facility from $70.0 million to $93.0 million.

On October 30, 2013, THL Credit’s Board of Directors declared a dividend of $0.34 per share payable on December 31, 2013 to stockholders of record at the close of business on December 16, 2013.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on November 5, 2013, at 8:30 a.m. Eastern Standard Time. The conference call will be led by James K. Hunt, chief executive officer, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 87075604. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through November 12, 2013, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 87075604. The replay will also be available on the Company’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	September 30, 2013 (unaudited)	December 31, 2012
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $571,168 and $391,699, respectively)	$571,686	$394,339
Non-controlled, affiliated investments (cost of $10 and $10, respectively)	10	10

Total investments at fair value (cost of $571,178 and $391,709, respectively)	571,696	394,349
Cash	10,008	4,819
Deferred financing costs	4,295	3,817
Interest receivable	8,286	2,594
Escrow receivable	2,000	—
Due from affiliate	904	420
Receivable for paydown of investments	608	125
Prepaid expenses and other assets	450	134

Total assets	$598,247	$406,258

Liabilities:
Loans payable	$125,900	$50,000
Payable for investment purchased	9,100	—
Accrued incentive fees	3,543	3,279
Base management fees payable	2,081	1,514
Deferred tax liability	1,436	454
Accrued expenses	843	739
Due to affiliate	580	—
Accrued credit facility fees and interest	513	115
Interest rate derivative	314	1,053
Income taxes payable	109	—
Accrued administrator expenses	50	304
Dividends payable	—	1,316

Total liabilities	144,469	58,774
Commitments and contingencies (Note 8)

Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,905 and 26,315 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	34	26
Paid-in capital in excess of par	449,893	343,723
Net unrealized (depreciation) appreciation on investments, net of provision for taxes of $1,436 and $454, respectively	(918)	2,187
Net unrealized depreciation on interest rate derivative	(314)	(1,053)
Interest rate derivative periodic interest payments, net	(500)	(180)
Accumulated undistributed net realized gains	—	348
Accumulated undistributed net investment income	5,583	2,433

Total net assets	453,778	347,484

Total liabilities and net assets	$598,247	$406,258

Net asset value per share	$13.38	$13.20

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$17,694	$13,570	$48,472	$34,724
Dividend income	356	—	4,884	—
Other income	142	109	687	240
From non-controlled, affiliated investment:
Other income	872	558	2,116	1,782

Total investment income	19,064	14,237	56,159	36,746
Expenses:
Base management fees	2,081	1,282	5,278	3,429
Incentive fee	2,053	1,697	8,093	4,759
Credit facility interest and fees	1,403	1,026	3,898	2,239
Administrator expenses	800	726	2,450	2,227
Other general and administrative expenses	508	363	1,354	981
Professional fees	311	278	953	841
Amortization of debt issuance costs	274	259	1,039	708
Directors’ fees	152	129	438	399

Total expenses	7,582	5,760	23,503	15,583
Income tax (benefit) provision	(120)	—	376	—

Net investment income	11,602	8,477	32,280	21,163
Realized and Unrealized Gain on Investments:
Net realized (loss) gain on non-controlled, non-affiliated investments	(390)	—	2,393	—
Income tax benefit, realized gain	1,097	—	—	—
Net change in unrealized appreciation on investments:
Non-controlled, non-affiliated investments	(3,141)	(1,687)	(2,123)	(2,125)
Non-controlled, affiliated investments	—	—	—	(1)

Net change in unrealized appreciation on investments	(3,141)	(1,687)	(2,123)	(2,126)

Provision for taxes on unrealized gain on investments	(1,050)	—	(981)	—
Interest rate derivative periodic interest payments, net	(113)	(87)	(321)	(86)
Unrealized depreciation on interest rate derivative	(248)	(534)	739	(1,109)

Net increase in net assets resulting from operations	$7,757	$6,169	$31,987	$17,842

Net investment income per common share:
Basic and diluted	$0.34	$0.41	$1.11	$1.04
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.23	$0.30	$1.10	$0.88
Weighted average shares of common stock outstanding:
Basic and diluted	33,905	20,618	29,068	20,354

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles, New York, Houston and Chicago. THL Credit is a direct lender that invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit also selectively invests in first lien senior secured loans that generally have structures with higher interest rates, which include unitranche investments. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in more liquid broadly syndicated loans from time to time. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

Formed in 2007, THL Credit Advisors LLC (“THL Credit Advisors”) is a manager of high yielding credit in public and private vehicles. THL Credit Advisors and its credit-focused affiliates have approximately $2.7 billion in assets under management as of September 30, 2013. Headquartered in Boston, THL Credit Advisors also has investment teams in Chicago, Houston, Los Angeles and New York.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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